CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statements of Additional Information constituting part of Post-Effective Amendment No. 37 to the Registration Statement on Form N-1A of Fidelity Advisor Series VIII: Fidelity Advisor Emerging Markets Income Fund and Fidelity Advisor Strategic Income Fund of our reports dated February 6, 1996, and Fidelity Advisor Strategic Opportunities Fund of our report dated February 2, 1996 on the financial statements and financial highlights included in the December 31, 1995 Annual Reports to Shareholders of Fidelity Advisor Emerging Markets Income Fund, Fidelity Advisor Strategic Income Fund, and Fidelity Advisor Strategic Opportunities Fund. We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.
/s/COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
February 22, 1996